EXHIBIT 23.2

Larry W. Carlyle, P. Geo., F.G.A.C.
74 Tamarack Drive
Whitehorse, Yukon Y1A 4Y6
Canada

September 11, 2008

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

Re:       Shimmer Gold, Inc. - Form S-1 Registration Statement

Dear Sirs and Madames:

As a consulting geologist I hereby consent to the inclusion or incorporation by reference in the Form S-1 Registration Statement for Shimmer Gold, Inc., dated on or about September 11, 2008, and thereafter, and for any amendment in connection therewith, of the following:

  My report entitled "Compilation Report on McLaren Creek NTS 104 N/7W for Shimmer Gold Inc.", dated February 2007, which was prepared by me for Shimmer Gold, Inc.

In addition, I hereby consent to the reference to my name included in the referenced Form S-1 Registration Statement for Shimmer Gold, Inc.

Yours truly,

"Larry W. Carlyle"
Larry W. Carlyle, P. Geo., F.G.A.C.